Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Reports Strong First Quarter Revenue Growth

and Expects Record 2012 Revenue and Earnings

•	First Quarter Revenue Increased 26% to $778 Million
•	First Quarter Cash Flow from Operations of $43 Million
•	Liquidity of $497 Million

Coral Gables, FL (May 3, 2012) — MasTec, Inc. (NYSE: MTZ) today announced revenue for the first quarter ended March 31, 2012 of $778 million compared to $618 million for the first quarter of 2011, an increase of 26%. First quarter 2012 net income was $14 million compared to $21 million in the comparable quarter last year. First quarter earnings before interest, taxes, depreciation and amortization (EBITDA) was $53 million compared to $58 million for the first quarter of 2011. First quarter fully diluted earnings per share was $0.17 compared to $0.26 for the first quarter of 2011. The first quarter of 2011 included a significant amount of revenue and earnings related to the Ruby Pipeline project which was substantially completed in the second quarter of 2011.

Jose Mas, CEO of MasTec, commented, “Overall, we had another good quarter, with results at the top of the range of our guidance. The first quarter is typically our weakest quarter, with earnings improving significantly over the remaining quarters. Our guidance for the year reflects our current anticipation of record revenue and earnings, as well as improved margins and cash flow.”

C. Robert Campbell, MasTec’s Executive Vice President and CFO, added, “We had a good cash flow quarter with cash flow from operations of $43 million. Liquidity at March 31, 2012, was $497 million. Liquidity is defined as unrestricted cash plus availability under the Company’s bank credit facility.”

MasTec is increasing its 2012 full year revenue guidance to $3.35 billion. 2012 net income guidance of $122 million, EBITDA guidance of an estimated $325 million and fully diluted earnings per share guidance of a projected $1.42 remain unchanged.

For the second quarter of 2012, the Company currently expects revenue of approximately $900 million, net income of $30 million and EBITDA of $80 million. Second quarter 2012 fully diluted earnings per share is expected to be $0.35.

Management will hold a conference call to discuss these results on Friday, May 4, 2012 at 9:00 a.m. Eastern time. The call-in number for the conference call is (719) 325-2135 and the replay number is (719) 457-0820, with a pass code of 5264100. The replay will be available for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

Summary financial statements for the quarters are as follows:

Condensed Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the Three Months Ended March 31,
	2012	2011
Revenue	$778,476	$618,492
Costs of revenue, excluding depreciation and amortization	684,657	528,553
Depreciation and amortization	20,954	15,109
General and administrative expenses	40,809	32,499
Interest expense, net	8,992	7,912
Other income, net	(454)	(165)

Income before provision for income taxes	$23,518	$34,584
Provision for income taxes	(9,348)	(13,488)

Net income	$14,170	$21,096

Net loss attributable to non-controlling interests	(2)	(10)

Net income attributable to MasTec	$14,172	$21,106

Earnings per share :

Basic earnings per share	$0.18	$0.27

Basic weighted average common shares outstanding	80,615	78,426

Diluted earnings per share	$0.17	$0.26

Diluted weighted average common shares outstanding	83,906	83,633

Condensed Unaudited Consolidated Balance Sheets

(In thousands)

	March 31, 2012	December 31, 2011
Assets
Current assets	$823,728	$822,510
Property and equipment, net	264,968	266,583
Goodwill and other intangibles, net	925,693	925,796
Securities available for sale	13,981	13,565
Other assets	41,922	52,691

Total assets	$2,070,292	$2,081,145

Liabilities and Shareholders’ Equity
Current liabilities	$578,591	$580,247
Deferred tax liabilities, net	123,767	122,614
Long-term debt	426,838	460,725
Other liabilities	112,043	106,352
Shareholders’ equity	829,053	811,207

Total liabilities and shareholders’ equity	$2,070,292	$2,081,145

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2012	2011
Net cash provided by operating activities	$43,445	$50,321
Net cash used in investing activities	(16,581)	(31,120)
Net cash (used in) provided by financing activities	(27,062)	1,154

Net (decrease) increase in cash and cash equivalents	(198)	20,355
Net effect of currency translation on cash	49	32
Cash and cash equivalents-beginning of period	20,280	177,604

Cash and cash equivalents-end of period	$20,131	$197,991

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions, except for percentages and per share amounts)

	Three Months Ended March 31, 2012			Three Month Ended March 31, 2011
EBITDA Reconciliation	Total	Percent of Revenue		Total	Percent of Revenue

GAAP Net income	$14.2	1.8%		$21.1	3.4%
Interest expense, net Provision for income taxes Depreciation and amortization	9.0 9.3 21.0	1.2 1.2 2.7	% % %	7.9 13.5 15.1	1.3 2.2 2.4	% % %

Earnings before, interest, taxes, depreciation and amortization (EBITDA) and margin	$53.5	6.9%		$57.6	9.3%

	Guidance for Three Months Ended June 30, 2012		Three Months Ended June 30, 2011
Adjusted EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue

GAAP Net income	$30.1	3.3%	$44.5	5.9%
Interest expense, net	9.4	1.0%	8.3	1.1%
Provision for income taxes	19.9	2.2%	28.4	3.8%
Depreciation and amortization	20.6	2.3%	18.6	2.5%

Earnings before interest, taxes, depreciation and amortization (EBITDA) and margin	80.0	8.9%	99.8	13.3%

Gain from remeasurement of equity interest in acquiree	—	0.0%	(29.0)	(3.9%)

Adjusted EBITDA	$80.0	8.9%	$70.7	9.4%

Adjusted EBITDA Reconciliation	Years Ended
	2012E	2011	2010
GAAP Net income	$122	$106.0	$90.4
Interest expense, net	39	34.4	29.1
Provision for income taxes	80	68.1	63.6
Depreciation	72	61.2	45.0
Amortization	12	14.0	13.0

EBITDA	$325	$283.7	$241.1
EBITDA margin	9.7%	9.4%	10.4%

Gain from remeasurement of equity interest in acquiree	—	(29.0)	—
Multi-employer pension plan withdrawal charge	—	6.4	—

Adjusted EBITDA	$325.0	$261.1	$241.1

Adjusted EBITDA margin	9.7%	8.7%	10.4%

Adjusted Net Income and EPS Reconciliation	Three Months Ended June 30,
	2012E	2011
GAAP Net income	$30.1	$44.5
Gain from remeasurement of equity interest in acquiree, net of tax	—	(17.7)

Adjusted Net Income	$30.1	$26.8

GAAP Diluted net income per share attributable to MasTec	$0.35	$0.51
Gain from remeasurement of equity interest in acquiree, net of tax	—	(0.20)

Adjusted Diluted Net Income per share attributable to MasTec	$0.35	$0.31

Adjusted Net Income and EPS Reconciliation	Year Ended December 31,
	2012E	2011
GAAP Net income	$122.0	$106.0
Gain from remeasurement of equity interest in acquiree, net of tax	—	(17.7)
Multi-employer pension plan withdrawal charge, net of tax	—	3.9

Adjusted Net Income	$122.0	$92.2

GAAP Diluted net income per share attributable to MasTec	$1.42	$1.23
Gain from remeasurement of equity interest in acquiree, net of tax	—	(0.20)
Multi-employer pension plan withdrawal charge, net of tax	—	0.05

Adjusted Diluted Net Income per share attributable to MasTec	$1.42	$1.07

Tables may contain differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s activities include the engineering, building, installation, maintenance and upgrade of energy, communication and utility infrastructure, such as: electrical utility transmission and distribution, natural gas and petroleum pipeline infrastructure, wireless, wireline and satellite communications, wind farms, solar farms and other renewable energy, industrial infrastructure and water and sewer systems. MasTec’s customers are primarily in the utility, communications and government industries. The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding and withdrawal liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements. Jose Mas, CEO of MasTec, has led the Company since April of 2007.